EXHIBIT 99.1
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE                         CONTACT:      DANIEL L. KRIEGER,
                                                            CHAIRMAN & PRESIDENT
                                                            (515) 232-6251



June 16, 2005

                            AMES NATIONAL CORPORATION
                            -------------------------

               THREE-FOR-ONE STOCK SPLIT EFFECTIVE JULY 15, 2005


     AMES,IOWA (June 16, 2005) - Ames National Corporation (the "Company") announced today that its shareholders had approved, at a special meeting of shareholders held June 15, 2005, an amendment to the Restated Articles of Incorporation of the Company (the "Restated Articles") increasing the Company's authorized common stock from 6 million to 18 million shares and reducing the par value from $5.00 to $2.00 per share. The primary purpose for increasing the Company's authorized common stock is to accommodate a 3-for-1 stock split that had previously been approved by the Board of Directors on May 11, 2005, subject to shareholder approval of the amendment increasing the authorizing common stock. With the approval of the amendment by the shareholders, the Company will now proceed with the stock split, with such stock split to be effective July 15, 2005 for holders of record as of July 1, 2005. At the special meeting, the shareholders also approved an amendment to the Restated Articles adopting certain provisions relating to the limitation of liability of directors for monetary damages and indemnification of directors and officers as authorized by recent amendments to the Iowa Business Corporation Act.

     Ames National Corporation is listed on the NASDAQ SmallCap Market under the ticker symbol, ATLO. The Company's affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Randall-Story State Bank, Story City, Iowa; and United Bank & Trust, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.
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